Exhibit 99.1

www.avanex.com

Avanex Announces Fourth Quarter and Fiscal Year 2007 Financial Results

FREMONT, Calif. – Sept. 4, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its fourth quarter and fiscal year ended June 30, 2007.

Net revenue in the fourth quarter of fiscal year 2007 was $51.1 million compared with net revenue of $45.5 million in the fourth quarter of the previous year and net revenue of $55.1 million in the prior quarter. Fiscal year 2007 net revenue was $212.8 million, a 31 percent increase over net revenue of $162.9 million in the prior fiscal year.

Gross margin in the fourth quarter of fiscal year 2007 was 24 percent, an increase of 20 percentage points over the fourth quarter of the previous year and an increase of 5 percentage points over the prior quarter. Gross margin in fiscal year 2007 was 18 percent, an increase of 13 percentage points over the prior year’s gross margin of 5 percent.

The company reported a net loss of $5.7 million or a net loss of $0.03 per share in the fourth quarter of fiscal year 2007, compared to a net loss of $9.1 million or a net loss of $0.04 per share in the fourth quarter of the prior year and a net loss of $6.7 million or a net loss of $0.03 per share in the prior quarter.

Fiscal year 2007 net loss was $30.6 million, or a net loss of $0.14 per share, a $24.1 million or $0.20 per share improvement from the previous year’s net loss of $54.7 million or a net loss of $0.34 per share.

Non-GAAP net profit in the fourth fiscal quarter of 2007 was $49,000 or $0.00 per share, compared with a non-GAAP net loss of $9.1 million or a non-GAAP net loss of $0.04 per share in the fourth quarter of the prior year and a non-GAAP net loss of $3.0 million or a non-GAAP net loss of $0.01 per share in the prior quarter. Fiscal year 2007 non-GAAP net loss was $13.5 million or a loss of $0.06 per share, compared with the previous year’s non-GAAP net loss of $42.5 million or a loss of $0.26 per share.*

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“We are very pleased with the significant progress we made during fiscal year 2007,” said Jo Major, president, chairman and CEO of Avanex. “We built a solid foundation for our future growth as we grew revenue 31 percent, reduced our net loss by almost half and increased our gross margin by 13 percentage points over the previous year.”

“In the fourth quarter of fiscal year 2007 and for the first time in the company’s history, we generated cash on an operational basis and reached non-GAAP earnings per share break-even. We are encouraged by our new product pipeline and the customer demand we see for the second half of the calendar year. In addition, we are very excited by the addition of the Essex team in the first quarter of fiscal 2008 and the opportunity to increase our product portfolio and presence in the transmission market and continue to reinforce our leadership position in the amplifier, dispersion compensation and wavelength management/ROADM markets.”

Q1 FY 2008 Outlook

The company expects revenue to be between $52 million and $55 million and gross margin to be flat in the first fiscal quarter of 2008, ending Sept. 30, 2007.

Conference Call

Avanex will host a conference call today, Sept. 4, 2007, at 1:30 p.m. Pacific time; 4:30 p.m. Eastern time. Investors are invited to join the conference call by dialing 706-679-8764 and referencing “Avanex”. A live webcast will also be available on the investor relations section of the company’s website at www.avanex.com. An audio replay will be available for one week and can be accessed by dialing 706-645-9291 and entering access ID number 7325551.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected first quarter of fiscal 2008 outlook and operating results, market demand and growth trends for our products and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems or delays in reducing the cost structure of the company, problems or delays in realizing the benefits of the divestiture in France, the company’s ability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on May 3, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

* Non-GAAP net loss excludes share-based compensation expense, amortization of intangibles, gains (loss) on disposal of property and equipment, and restructuring charges. Fourth quarter fiscal year 2007 non-GAAP net loss also excludes a loss on the sale of a subsidiary and the operating expenses associated with this subsidiary until the closing on April 16, 2007. Fiscal year 2007 non-GAAP net loss also excludes legal, accounting and consulting expenses related to transactions that were not completed. Fiscal year 2006 non-GAAP net loss also excludes an inventory provision related to non-RoHS (Restriction of Hazardous Substances) compliant product, and a loss on debt refinancing.

Details on the items excluded from non-GAAP net profit (loss) and non-GAAP net profit (loss) per share are available in the table entitled, “Reconciliation of GAAP Net Profit (Loss) to Non-GAAP Net Profit (Loss),” following the accompanying financial statements.

Contact Information

Maria Riley

Director of Communications

510-897-4188

maria_riley@avanex.com

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands

(Unaudited)

	June 30, 2007	March 31, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$14,837	$30,902	$28,963
Restricted cash and investments	3,620	5,935	6,676
Short-term investments	28,942	30,269	38,696
Accounts receivable, net	33,764	33,425	26,768
Inventories, net	15,188	21,184	18,417
Due from related party	14,381	19,280	10,404
Other current assets	5,716	8,018	15,473

Total current assets	116,448	149,013	145,397
Property and equipment, net	5,900	6,223	5,668
Intangibles, net	559	1,155	3,246
Goodwill	9,408	9,408	9,408
Other assets	2,685	1,593	1,839

Total assets	$135,000	$167,392	$165,558

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,549	$35,452	$38,276
Accrued compensation	6,091	6,975	6,872
Accrued warranty	873	1,973	1,799
Due to related party	—	3,513	4,475
Other accrued expenses and deferred revenue	10,940	9,747	4,467
Current portion of long-term obligations	9	1,616	823
Current portion of accrued restructuring	2,837	6,257	6,321

Total current liabilities	53,299	65,533	63,033

Long-term liabilities:
Accrued restructuring	8,269	10,954	13,252
Convertible notes	—	—	4,569
Other long-term obligations	1,350	11,259	11,366

Total liabilities	62,918	87,746	92,220

Stockholders’ equity:
Common stock	226	225	204
Additional paid-in capital	775,901	774,476	742,951
Accumulated other comprehensive income	1,064	4,369	4,687
Accumulated deficit	(705,109)	(699,424)	(674,504)

Total stockholders’ equity	72,082	79,646	73,338

Total liabilities and stockholders’ equity	$135,000	$167,392	$165,558

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS—GAAP

In thousands, except for per share data

(Unaudited)

	Three Months Ended			Fiscal Year Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net revenue:
Third parties	$35,362	$38,339	$35,016	$151,380	$119,054
Related parties	15,736	16,804	10,442	61,375	43,890

Total net revenue	51,098	55,143	45,458	212,755	162,944

Cost of revenue:
Cost of revenue except for purchases from related parties	38,971	44,546	43,460	174,059	151,758
Purchases from related parties	28	299	225	491	2,726

Total cost of revenue	38,999	44,845	43,685	174,550	154,484

Gross profit	12,099	10,298	1,773	38,205	8,460

Operating expenses:
Research and development	7,511	6,263	5,703	25,231	23,471
Sales and marketing	3,779	4,043	3,677	15,261	13,236
General and administrative:
Third parties	3,469	4,384	3,666	22,663	15,701
Related parties	—	699	(320)	615	951
Amortization of intangibles	664	531	912	2,703	5,448
Restructuring	(17)	1,155	(1,225)	1,511	1,912
(Gain) loss on disposal of property and equipment	(484)	5	(1,810)	(527)	(5,064)
(Gain) loss on sale of subsidiary	3,216	—	—	3,216	—

Total operating expenses	18,138	17,080	10,603	70,673	55,655

Loss from operations	(6,039)	(6,782)	(8,830)	(32,468)	(47,195)
Interest and other income	(71)	403	644	2,292	2,787
Interest and other expense	889	(274)	(873)	35	(10,284)

Net loss before income taxes	(5,221)	(6,653)	(9,059)	(30,141)	(54,692)
Provision for income taxes	(464)	—	—	(464)	—

Net loss	$(5,685)	$(6,653)	$(9,059)	$(30,605)	$(54,692)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.04)	$(0.14)	$(0.34)

Weighted-average number of shares used in computing basic and diluted net loss per common share	225,668	214,034	204,040	212,952	163,242

Avanex Corporation

RECONCILIATION OF GAAP NET PROFIT (LOSS) TO NON-GAAP NET PROFIT (LOSS)

In thousands, except for per share data

(Unaudited)

	Three Months Ended			Fiscal Year Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net loss, GAAP	$(5,685)	$(6,653)	$(9,059)	$(30,605)	$(54,692)

Items reconciling GAAP net loss to non-GAAP net profit (loss):
Related to cost of revenue:
Share-based payments	257	341	283	1,110	422
Obsolete inventory provision related to RoHS product compliance	—	—	—	—	951

Total related to cost of sales	257	341	283	1,110	1,373

Related to operating expenses:
Research and development—share-based payments	572	508	612	2,291	1,321
Sales and marketing—share-based payments	210	245	232	854	451
General and administrative—share-based payments	375	896	996	2,840	2,189
Amortization of intangibles	664	531	912	2,703	5,448
Restructuring:
Share-based payments	—	3	27	13	69
All other	(17)	1,152	(1,252)	1,498	1,843
(Gain) loss on disposal of property and equipment	(484)	5	(1,810)	(527)	(5,064)
(Gain) loss on sale of subsidiary	3,216	—	—	3,216	—
Operating expenses for subsidiary until closing in quarter	941	—	—	941	—
Loss on debt refinancing	—	—	—	—	4,525
Due diligence expenses related to abandoned acquisition activity	—	—	—	2,146	—

Total related to operating expenses	5,477	3,340	(283)	15,975	10,782

Total related to net loss	5,734	3,681	—	17,085	12,155

Non-GAAP net profit (loss)	$49	$(2,972)	$(9,059)	$(13,520)	$(42,537)

Basic and diluted non-GAAP net profit (loss) per common share	$0.00	$(0.01)	$(0.04)	$(0.06)	$(0.26)

Weighted-average number of shares used in computing basic and diluted non-GAAP net profit (loss) per common share	225,668	214,034	204,040	212,952	163,242